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                                                                    EXHIBIT 12.1

                          WINSTAR COMMUNICATIONS, INC

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                 (IN THOUSANDS)

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
                                                          YEAR ENDED
                                          ------------------------------------------   TEN MONTHS
                                                                     DECEMBER 31,         ENDED      THREE MONTHS ENDED MARCH 31,
                                               FEBRUARY 28,              1996          DECEMBER 31,  ----------------------------
                                          ----------------------  ------------------   ------------                      1997
                                           1993    1994    1995   ACTUAL   PRO FORMA       1995       1996     1997    PRO FORMA
                                          ------  ------  ------  -------  ---------   ------------  -------  -------  ----------
Net loss from continuing operations
  before income taxes...................  (4,594) (8,205) (7,226) (82,713) (131,965)     (16,094)     (10,562) (41,499)  (50,006)
Extraordinary item......................    --      (194)   --      --        --          --
Minority interest in WGN................    --      (155)   --      --        --          --
Less: capitalized interest..............    --      --      --       (320)     (320)      --                0     (205)     (205)
                                          ------  ------  ------  -------  ---------   ------------   -------  -------  ---------
  Fixed charges deficiency..............  (4,594) (8,554) (7,226) (83,033) (132,285)     (16,094)     (10,562) (41,704)  (50,211)
  Actual preferred stock dividends......     (85)    (68)    (62)   --       (6,000)        (216)           0     (833)   (1,500)
                                          ------  ------  ------  -------  ---------   ------------   -------  -------  ---------
Combined fixed charges and preferred
  stock dividends deficiency............  (4,679) (8,622) (7,288) (83,033) (138,285)     (16,310)     (10,562) (42,537)  (51,711)
                                          ------  ------  ------  -------  ---------   ------------   -------  -------  ---------
                                          ------  ------  ------  -------  ---------   ------------   -------  -------  ---------
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